Exhibit 99.1

Newmont Appoints Laurie Brlas as Executive Vice President and Chief Financial Officer

DENVER, September 3, 2013 – Newmont Mining Corporation (NYSE: NEM) (“Newmont” or the “Company”) announced the appointment of Laurie Brlas as Executive Vice President and Chief Financial Officer, effective September 9, 2013. Ms. Brlas most recently served as Executive Vice President and President of Global Operations for Cliffs Natural Resources (“Cliffs”). In her new role at Newmont, she will oversee the Company’s global finance, business planning, value assurance, tax, treasury, internal audit, supply chain, information technology and investor relations functions.

“Laurie is an accomplished leader with extensive experience in the mining industry and I’m delighted to have her on the Newmont team,” said Gary Goldberg, Newmont’s President and Chief Executive Officer. “Her track record of ensuring financial discipline, developing high performing teams and delivering strong business results fits well with Newmont’s focus on creating sustainable value for our shareholders.”

Ms. Brlas served as Cliffs’ Executive Vice President and Chief Financial Officer from 2006 to 2012. Prior to this role, she was Senior Vice President and Chief Financial Officer at STERIS Corporation, a health care services and technology provider. Her experience also includes leadership positions at OfficeMax Incorporated, Corning Clinical Laboratories and Deloitte & Touche. Ms. Brlas is currently a Board member and Chair of the Audit Committee of Perrigo Company, a pharmaceutical and healthcare products manufacturer. She earned her degree in Accounting from Youngstown State University and is a Certified Public Accountant and Certified Management Accountant.

Tom Mahoney, who served as the Company’s interim Chief Financial Officer since May 2, 2013, will resume his role as Vice President and Treasurer and report to Ms. Brlas.

About Newmont

Founded in 1921 and publicly traded since 1925, Newmont is a leading producer of gold and copper. Headquartered in Colorado, the Company has approximately 40,000 employees and contractors, with the majority working at managed operations in the United States, Australia, New Zealand, Peru, Indonesia and Ghana. Newmont is the only gold company listed in the S&P 500 index and in 2007 became the first gold company selected to be part of the Dow Jones Sustainability World Index. Newmont is an industry leader in value creation, supported by its leading technical, environmental, and health and safety performance.

###

Media Contacts
Omar Jabara	303.837.5114	omar.jabara@newmont.com
Diane Reberger	303.967.9455	diane.reberger@newmont.com

Investor Contacts
John Seaberg	303.837.5743	john.seaberg@newmont.com
Allysa Howell	303.837.5788	allysa.howell@newmont.com